UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2009

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	333-146341	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 9, 2008, KBS Real Estate Investment Trust II, Inc. (the “Company”) entered into a six-month bridge loan with Wells Fargo Bank, National Association (the “Lender”) for approximately $89.8 million secured by two four-story office buildings located at 100 and 200 Campus Drive in Florham Park, New Jersey (the “100 & 200 Campus Drive Mortgage Loan”). The 100 & 200 Campus Drive Mortgage Loan had an initial maturity date of March 9, 2009, with an option to extend the maturity date to June 9, 2009, and bore interest, at the Company’s option, at either the prime rate or 225 basis points over the one-month, three-month, or six-month LIBOR rate.

On March 17, 2009, the Company entered into a loan modification agreement with the Lender dated March 11, 2009 to extend the maturity date of the 100 & 200 Campus Drive Mortgage Loan to June 9, 2009. The Company also executed an amended and restated promissory note to increase the interest rate on the loan. During the extension period, the 100 & 200 Campus Drive Mortgage Loan will bear interest at a rate of 350 basis points over the LIBOR rate, as reset daily, with the option to request a fixed rate equal to 350 basis points over the one-month LIBOR rate. The Company currently intends to refinance the loan balance on a long-term basis upon the expiration of the extension period.

Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

The information in this Report set forth under Item 1.01 above regarding the modification and extension of the 100 & 200 Campus Drive Mortgage Loan is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: March 17, 2009	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer